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                                                                      Exhibit 12

                        Horace Mann Educators Corporation
                Computation of Ratio of Earnings to Fixed Charges
        For the Years Ended December 31, 2002, 2001, 2000, 1999 and 1998
                              (Dollars in millions)

                                             Year Ended December 31,
                                     ---------------------------------------
                                      2002    2001    2000    1999     1998
                                     -----   -----   -----   ------   ------
Income before income taxes           $ 7.7   $28.3   $ 9.7   $ 93.4   $116.8
Interest expense                       8.5     9.3    10.2      9.7      9.5
                                     -----   -----   -----   ------   ------
      Earnings                       $16.2   $37.6   $19.9   $103.1   $126.3
                                     =====   =====   =====   ======   ======

Fixed charges - interest expense     $ 8.5   $ 9.3   $10.2   $  9.7   $  9.5

Ratio of earnings to fixed charges     1.9x    4.0x    2.0x    10.6x    13.3x